CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,400,000	$327.36

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated February 15, 2013 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$2,400,000 Trigger SuperTrackSM Notes due August 20, 2014 Linked to the Performance of the S&P 500® Index Global Medium-Term Notes, Series A, No. E-7740

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 15, 2013

Issue Date:	February 21, 2013

Final Valuation Date:	August 15, 2014*

Maturity Date:	August 20, 2014**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	S&P 500® Index (the “Index”) (Bloomberg ticker symbol “SPX <Index>”)

Maximum Return:	14.00%

Contingent Maximum Return:	21.00%

Upside Leverage Factor:	2.00

Contingent Upside Leverage Factor:	3.00

Payment at Maturity:

The payment at maturity on the Notes will be calculated as follows (in each case, subject to our credit risk):

•         If the Final Level is greater than the Initial Level and a Trigger Event has not occurred, you will receive a cash payment per $1,000 principal amount Note equal to equal to (a) $1,000 plus (b) $1,000 times the Upside Leverage Factor times the Index Return, subject to the Maximum Return. Accordingly, if the Index Return is positive but a Trigger Event has not occurred, your payment per $1,000 principal amount Note will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Upside Leverage Factor × Index Return]

If the Index Return is 7.00% or more and a Trigger Event has not occurred, you will receive a payment at maturity of $1,140.00 per $1,000 principal amount Note that you hold. If a Trigger Event does not occur, this is the maximum payment that you may receive at maturity for your Notes.

•         If the Final Level is greater than the Initial Level and a Trigger Event has occurred, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Contingent Upside Leverage Factor times the Index Return, subject to the Contingent Maximum Return. Accordingly, if the Index Return is positive and a Trigger Event has occurred, your payment per $1,000 principal amount Note will be calculated as follows, subject to the Contingent Maximum Return:

$1,000 + [$1,000 × Contingent Upside Leverage Factor × Index Return]

If the Index Return is 7.00% or more and a Trigger Event has occurred, you will receive a payment at maturity of $1,210.00 per $1,000 principal amount Note that you hold. If a Trigger Event occurs, this is the maximum payment that you may receive at maturity for your Notes.

•         If the Final Level is less than or equal to the Initial Level, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Index Return, calculated as follows:

$1,000 + [$1,000 × Index Return]

If the Initial Level is less than the Final Level, you will be fully exposed to the decline of the Index from the Initial Level to the Final Level. You may lose up to 100% of your investment in the Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	1,519.79, the Index Closing Level on the Initial Valuation Date.

Final Level:	The Index Closing Level on the Final Valuation Date.

Index Closing Level:	With respect to any date, the closing level of the Index published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “SPX<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-102 of the accompanying Prospectus Supplement.

Trigger Event:

A Trigger Event will occur if, on any day during the Observation Period, the Index Closing Level is less than the Trigger Level.

If a Market Disruption Event occurs on any day, such day will be disregarded for purposes of determining whether a Trigger Event occurred. For a description of Market Disruption Events that may affect the Index, see “Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Trigger Level:	1,443.80, which is equal to 95.00% of the Initial Level, rounded to two decimal places.

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TNQ6 and US06741TNQ66

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1.50%	98.50%
Total	$2,400,000	$36,000	$2,364,000

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.50% of the principal amount of the notes, or $15.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Initial Level: 1,519.79

•	Trigger Level: 1,443.80, or 95.00% of the Initial Level set forth above

•	Upside Leverage Factor: 2.00

•	Contingent Upside Leverage Factor: 3.00

•	Maximum Return: 14.00%

•	Contingent Maximum Return: 21.00%

		Trigger Event Does Not Occur		Trigger Event Occurs
Final Level	Index Return	Payment at Maturity*	Total Return on Notes	Payment at Maturity*	Total Return on Notes
3,039.58	100.00%	$1,140.00	14.00%	$1,210.00	21.00%
2,887.60	90.00%	$1,140.00	14.00%	$1,210.00	21.00%
2,735.62	80.00%	$1,140.00	14.00%	$1,210.00	21.00%
2,583.64	70.00%	$1,140.00	14.00%	$1,210.00	21.00%
2,431.66	60.00%	$1,140.00	14.00%	$1,210.00	21.00%
2,279.69	50.00%	$1,140.00	14.00%	$1,210.00	21.00%
2,127.71	40.00%	$1,140.00	14.00%	$1,210.00	21.00%
1,975.73	30.00%	$1,140.00	14.00%	$1,210.00	21.00%
1,823.75	20.00%	$1,140.00	14.00%	$1,210.00	21.00%
1,671.77	10.00%	$1,140.00	14.00%	$1,210.00	21.00%
1,626.18	7.00%	$1,140.00	14.00%	$1,210.00	21.00%
1,595.78	5.00%	$1,100.00	10.00%	$1,150.00	15.00%
1,557.78	2.50%	$1,050.00	5.00%	$1,075.00	7.50%
1,519.79	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
1,481.80	-2.50%	$975.00	-2.50%	$975.00	-2.50%
1,443.80	-5.00%	$950.00	-5.00%	$950.00	-5.00%
1,367.81	-10.00%	N/A	N/A	$900.00	-10.00%
1,215.83	-20.00%	N/A	N/A	$800.00	-20.00%
1,139.84	-25.00%	N/A	N/A	$750.00	-25.00%
1,063.85	-30.00%	N/A	N/A	$700.00	-30.00%
911.87	-40.00%	N/A	N/A	$600.00	-40.00%
759.90	-50.00%	N/A	N/A	$500.00	-50.00%
607.92	-60.00%	N/A	N/A	$400.00	-60.00%
455.94	-70.00%	N/A	N/A	$300.00	-70.00%
303.96	-80.00%	N/A	N/A	$200.00	-80.00%
151.98	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

*	Per $1,000 principal amount Note

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated. As Examples 5 and 6 below demonstrate, your Notes will be fully exposed to the negative performance of the Index if the Final Level is less than the Initial Level, regardless of whether or not a Trigger Event occurs during the term of the Notes.

Example 1: A Trigger Event does not occur and the level of the Index increases from an Initial Level of 1,519.79 to a Final Level of 1,595.78.

Because a Trigger Event has not occurred and because the Index Return of 5.00% times the Upside Leverage Factor of 2.00 does not exceed the Maximum Return of 14.00%, the investor receives a payment at maturity of $1,100.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Upside Leverage Factor × Index Return]

$1,000 + [$1,000 × 2.00 × 5.00%] = $1,100.00

The total return on the investment of the Notes is 10.00%.

Example 2: A Trigger Event does not occur and the level of the Index increases from an Initial Level of 1,519.79 to a Final Level of 1,671.77.

Because a Trigger Event has not occurred and because the Index Return of 10.00% times the Upside Leverage Factor of 2.00 exceeds the Maximum Return of 14.00%, the investor receives a payment at maturity of $1,140.00 per $1,000.00 principal amount Note. If a Trigger Event does not occur, this is the maximum possible payment that an investor may receive for their Notes.

The total return on the investment of the Notes is 14.00%.

Example 3: A Trigger Event occurs and the level of the Index increases from an Initial Level of 1,519.79 to a Final Level of 1,595.78.

Because a Trigger Event has occurred and because the Index Return of 5.00% times the Contingent Upside Leverage Factor of 3.00 does not exceed the Contingent Maximum Return of 21.00%, the investor receives a payment at maturity of $1,150.00 per $1,000.00 principal amount Note calculated as follows.

$1,000 + [$1,000 × Contingent Upside Leverage Factor × Index Return]

$1,000 + [$1,000 × 3.00 × 5.00%] = $1,150.00

The total return on the investment of the Notes is 15.00%.

Example 4: A Trigger Event occurs and the level of the Index increases from an Initial Level of 1,519.79 to a Final Level of 1,671.77.

Because a Trigger Event has occurred and because the Index Return of 10.00% times the Contingent Upside Leverage Factor of 3.00 exceeds the Contingent Maximum Return of 21.00%, the investor receives a payment at maturity of $1,210.00 per $1,000.00 principal amount Note. If a Trigger Event occurs, this is the maximum possible payment that an investor may receive for their Notes.

The total return on the investment of the Notes is 21.00%.

Example 5: A Trigger Event does not occur and the level of the Index decreases from an Initial Level of 1,519.79 to a Final Level of 1,481.80.

Because Final Level of 1,481.80 is less than the Initial Level of 1,519.79, the investor receives a payment at maturity of $975.00 per $1,000.00 principal amount Note calculated as follows.

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × -2.50%] = $975.00

The total return on the investment of the Notes is -2.50%.

Example 6: A Trigger Event occurs and the level of the Index decreases from an Initial Level of 1,519.79 to a Final Level of 1,063.85.

Because Final Level of 1,063.85 is less than the Initial Level of 1,519.79, the investor receives a payment at maturity of $700.00 per $1,000.00 principal amount Note calculated as follows.

$1,000 + [$1,000 × Index Return]

$1,000 + [$1,000 × -30.00%] = $700.00

The total return on the investment of the Notes is -30.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

•

Exposure to U.S. Equities of the Index—The return on the Notes is linked to the performance of the Index from the Initial Level to the Final Level, as described in this pricing supplement. The Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “Non Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying Index Supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Significant Loss; You Will Be Fully Exposed to the Negative Performance of the Index—The Notes do not guarantee any return of principal. If the Final Level of the Index is less than the Initial Level, your investment in the Notes will be fully exposed to the decline of the Index from the Initial Level to the Final Level. Accordingly, if the Index declines from the Initial Level to the Final Level, you will lose some or all of the principal amount of your Notes, regardless of whether a Trigger Event ever occurred during the term of the Notes. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Any Positive Return on the Notes Will Not Exceed the Maximum Return (if a Trigger Event Does Not Occur) or the Contingent Maximum Return (if a Trigger Event Occurs)—If the Index increases from the Initial Level to the Final Level but a Trigger Event does not occur, the maximum possible payment that you may receive at maturity (per $1,000 principal amount Note) will be equal to (a) $1,000 plus (b) $1,000 times the Maximum Return. Accordingly, if a Trigger Event does not occur, the maximum possible payment that you may receive at maturity will be $1,140 per $1,000 principal amount Note that you hold.

If the Index increases from the Initial Level to the Final Level and a Trigger Event does occurs, the maximum possible payment that you may receive at maturity (per $1,000 principal amount Note) will be equal to (a) $1,000 plus (b) $1,000 times the Contingent Maximum Return. Accordingly, if a Trigger Event occurs, the maximum possible payment that you may receive at maturity will be $1,210 per $1,000 principal amount Note that you hold.

In either case, whether or not a Trigger Event occurs, your return at maturity will be limited by the Maximum Return or the Contingent Maximum Return, as applicable. Accordingly, an investment in the Notes is not equivalent to making a direct investment in the Index or its underlying components.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

A Trigger Event Must Occur In Order For the Contingent Upside Leverage Factor and Contingent Maximum Return to be Applicable to Your Notes—If a Trigger Event does not occur and the Final Level of the Index is greater than the Initial Level, your payment at maturity will be calculated using the Upside Leverage Factor of 2.00 and will be subject to the Maximum Return of 14.00%. If a Trigger Event does occur and the Final Level of the Index is greater than the Initial Level, your payment at maturity will be calculated using the Contingent Upside Leverage Factor of 3.00 (which is higher than the Upside Leverage Factor of 2.00) and will be subject to the Contingent Maximum Return of 21.00% (which is higher than the Maximum Return of 14.00%).

In order for a Trigger Event to occur, however, the Index must close at or below the Trigger Level (which is equal to 95.00% of the Initial Level) on any day during the Observation Period. In other words, in order for the Contingent Upside Leverage Factor and Contingent Maximum Return to be applicable to the Notes, the Index must decline by at least 5.00% from its Initial Level to its closing level on any day during the Observation Period and then subsequently increase to a Final Level that is greater than the Initial Level. We can provide no assurances that a Trigger Event will occur at any time during the Observation Period. In addition, if the Index does decline sufficiently from the Initial Level for a Trigger Event to occur, we can provide no assurances that the Index will subsequently increase to a level that is greater than the Initial Level. If the Final Level is less than the Initial Level, you will lose some or all of the principal amount of your Notes, regardless of whether a Trigger Event occurred at any time during the Observation Period.

In addition, we, in our capacity as Calculation Agent for the Notes, have the ability to determine that a Market Disruption Event occurred with respect to the Index on any day during the Observation Period. If a Market Disruption Event occurs on any day during the Observation Period, such day will be disregarded for the purposes of determining whether a Trigger Event has occurred. If a Market Disruption Event occurs on a day on which a Trigger Event would have otherwise occurred, and a Trigger Event does not occur on any other day during the Observation Period and if the Final Level is greater than the Initial Level, the payment at maturity on your Notes will be less than it would have been but for the occurrence of the Market Disruption Event.

You are urged to consult with your own advisors prior to investing in the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Final Level (As Compared to the Initial Level)—The Final Level of the Index will be based solely on the Index Closing Level on the Final Valuation Date. Therefore, if the level of the Index drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index prior to such drop.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events;

•	whether or not a Trigger Event has occurred; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index Closing Level from January 1, 2008 through February 15, 2013. The Index Closing Level on February 15, 2013 was 1,519.79.

We obtained the Index Closing Levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

“Standard & Poor’s®, S&P 500® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A

PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent has committed to take and pay for all of the Notes, if any are taken.